Exhibit 99.1

AMCOL International Corporation (NYSE: ACO) Nearly Doubles Its First Quarter Diluted Earnings per Share

HOFFMAN ESTATES, IL--(Marketwire - April 26, 2011) - For the first quarter of 2011, AMCOL International Corporation (NYSE: ACO) nearly doubled its diluted earnings per share attributable to its shareholders to $0.38 per share versus $0.20 per share in the prior year's quarter.

Net sales increased 27.1% to $222.4 million for the quarter ended March 31, 2011, compared to $175.0 million for the 2010 period. Operating profit increased 72.6% over the 2010 period to $18.6 million, while operating profit margins increased 210 basis points. Nearly all of the growth in operating profit was derived organically, as acquisitions and foreign currency translation had a negligible impact. Income from our affiliates and joint ventures comprised approximately $0.03 of the $0.18 increase in diluted earnings per share.

"We were generally pleased with our results for the quarter as our three largest business segments exceeded expectations," said Ryan McKendrick, AMCOL President and Chief Executive Officer. "Our Minerals & Materials segment continued its revenue growth driven by a strong automotive market in both Asia and North America. Gross margin improvement in key business units within the segment was partially offset by low margins from our new chromite business, where we are continuing to improve production throughput and reduce yield loss."

"The Environmental segment increased revenues with gross margins trending in the right direction. As the construction season gets into full swing, we expect improvement from our domestic contracting services group. This should be accompanied by enhanced margins in our lining technologies business, which has a backlog with a more favorable product mix," McKendrick added.

McKendrick continued, "Oilfield Services also had a strong quarter as our customers continue to increase demand for services associated with drilling and production in oil and gas bearing shale formations. Well testing and coiled tubing services are the strongest in demand. However, the continued slowdown in deep water permitting activity continues to negatively affect demand for some of our filtration services utilized on deep water well completions."

"The outlook for the major business units within each segment appears favorable. We expect our Minerals & Materials segment, which is positioned well in the North American and Asian automotive markets, to benefit from growth within this sector. Oilfield Services should continue to expand its global footprint into areas where exploration and production activity is strong. The markets served by the Environmental segment appear to be gaining some momentum, and we are expecting continued improvement in this business segment," he concluded.

STATEMENT OF OPERATIONS HIGHLIGHTS:

The statement of operations highlights are supported by the quarterly segment results schedules included in this press release.

Net sales: The following discusses the reasons for the increased revenue by segment for the 2011 first quarter as compared to the prior year's quarter.

Minerals & Materials: The majority of the revenue improvement was due to increased volumes, principally in our domestic and Asian metalcasting markets, and our relatively new chromite ore product offerings. All three markets continue to experience an increase in demand for automobile and heavy equipment castings. Sales of our chromite products were minimal in the first quarter of 2010.

Environmental: This segment continues to see an increase in demand that is more pronounced given the depressed economic environment that existed during the first quarter of 2010. The increase in revenues is derived from both our domestic and European markets, especially in our lining technologies and contracting services product lines -- two areas which were more affected during the recent recession.

Oilfield Services: As was the case with its 2010 fourth quarter results, the majority of the revenue increase in this segment was due to greater demand for our domestic well testing and coiled tubing services due to several large offshore jobs and growth in our onshore services in oil and gas bearing shale formations.

Transportation: Nearly all of the revenue increase was due to increased fuel-surcharges.

Gross profit: Gross profit increased $13.6 million, or 30.5%, from the 2010 first quarter. Gross margins also improved slightly.

Minerals & Materials: Gross profit increased $4.3 million, or 17.6% from the 2010 quarter due to domestic price increases and profit and operational improvements across all markets and geographic regions. Our margins suffered slightly, however, as a greater portion of sales were derived from our chromite operations. We continue to focus on improving our chromite operations, which began late in the second quarter of 2010.

Environmental: Gross profit increased $5.1 million, or 46.0%, from the 2010 quarter. The increase in gross profit was derived largely from the increased sales levels as previously mentioned. These increases yielded slight gross margin benefits which were tempered by raw material price increases in our Asian market.

Oilfield Services: Gross profit increased 58.0%, or $4.7 million, over the 2010 quarter. Gross margins improved 180 basis points due to lower variable cost structures in the service lines experiencing the revenue increases as well as overall increased pricing due to greater demand for our services.

General, selling and administrative expenses (GS&A): GS&A expenses increased $5.8 million, or 17.1%, from the prior year quarter. The majority of the increase stems from greater employee compensation costs, expenses associated with increased information technology investments, and costs associated with realigning the cost structure of our environmental segment with the goal of reducing ongoing expenses in the future.

Income (loss) from affiliates and joint ventures: Our affiliates and joint ventures generated $1.1 million of income in the 2011 first quarter as compared to a loss of $0.1 million in the prior year's quarter. In the first quarter of 2010, our Russian and Belgian joint-ventures generated significant losses which were accompanied by less than expected results from our other joint-ventures given the global recession occurring during that time period. In the first quarter of 2011, we did not record losses from our Russian or Belgian joint-ventures as these investments are now held at a zero costs basis in our balance sheet. In addition, our 50% owned Japanese and Indian joint-ventures reported strong earnings in the 2011 quarter due to recovery in the economies in which they operate.

FINANCIAL POSITION AND CASH FLOW HIGHLIGHTS:

Long-term debt decreased slightly to $232.4 million since our prior year-end, and we reduced our cash balance by $6.1 million to $21.2 million during that time. Long-term debt as a percentage of total capitalization was 36.5% at March 31, 2011 as compared to 37.1% at December 31, 2010. Since the prior year-end, we have increased our non-cash working capital by $8.4 million, or 3.8%, due to the overall greater level of activity and sales occurring in the first quarter of 2011.

Cash flow generated from operating activities was $10.3 million for our 2011 first quarter as compared to $8.6 million in the prior year period. The increase results from greater income, somewhat reduced by increased working capital levels required to support the revenue growth.

Capital expenditures for the first quarter of 2011 were $10.4 million as compared to $16.1 million in the prior year's period, which included $11.1 million of capital expenditures associated with building our chrome plant in South Africa. Capital expenditures associated with this plant were $0.7 million in the first quarter of 2011. In the first quarter 2011, a majority of our capital spending occurred in our Oilfield Services segment to fund anticipated revenue growth in our coil tubing and well testing services, especially those provided in oil and gas bearing shale formations.

Dividends through March 31, 2011 remained roughly the same over the prior year period as our dividend per share has remained constant at $0.18 per quarter per share.

This release should be read in conjunction with the attached unaudited, condensed, consolidated financial statements. It contains certain forward-looking statements regarding AMCOL's expected performance for future periods and actual results for such periods might materially differ. Such forward-looking statements are subject to uncertainties, which include, but are not limited to, actual growth in AMCOL's various markets, utilization of AMCOL's plants, currency exchange rates, currency devaluation, delays in development, production and marketing of new products, integration of acquired businesses, and other factors detailed from time to time in AMCOL's annual report and other reports filed with the Securities and Exchange Commission. AMCOL undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in AMCOL's expectations.

AMCOL International, headquartered in Hoffman Estates, IL, develops and markets a wide range of mineral and technology based products and services for use in various industrial, environmental and consumer applications. AMCOL is the parent company of American Colloid Company, CETCO (Colloid Environmental Technologies Company), CETCO Oilfield Services Company and the transportation operations, Ameri-co Carriers, Inc. and Ameri-co Logistics, Inc. AMCOL's common stock is traded on the New York Stock Exchange under the symbol ACO. AMCOL's web address is www.amcol.com. AMCOL's quarterly quarter conference call will be available live today at 11 a.m. ET on the AMCOL website or by dialing 1.877.718.5092.

Financial tables follow.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
(In thousands, except per share data)

	Three Months Ended
	March 31,
	2011	2010

Net sales	$222,415	$174,951
Cost of sales	164,295	130,404
Gross profit	58,120	44,547
General, selling and administrative expenses	39,550	33,787
Operating profit	18,570	10,760
Other income (expense):
Interest expense, net	(2,682)	(2,216)
Other, net	(376)	(447)
	(3,058)	(2,663)
Income before income taxes and income (loss) from affiliates and joint ventures	15,512	8,097
Income tax expense	4,365	2,182
Income before income (loss) from affiliates and joint ventures	11,147	5,915

Income (loss) from affiliates and joint ventures	1,089	(91)

Net income (loss)	12,236	5,824

Net income (loss) attributable to noncontrolling interests	1	(304)

Net income (loss) attributable to AMCOL shareholders	$12,235	$6,128

Weighted average common shares outstanding	31,515	31,041

Weighted average common and common equivalent shares outstanding	31,992	31,419

Basic earnings per share attributable to AMCOL shareholders	$0.39	$0.20

Diluted earnings per share attributable to AMCOL shareholders	$0.38	$0.20

Dividends declared per share	$0.18	$0.18

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
ASSETS	2011	2010
	(unaudited)	*
Current assets:
Cash and equivalents	$21,180	$27,262
Accounts receivable, net	206,565	193,968
Inventories	110,159	107,515
Prepaid expenses	16,332	12,581
Deferred income taxes	5,634	5,553
Income tax receivable	7,258	8,474
Other	868	6,211
Total current assets	367,996	361,564

Noncurrent assets:
Property, plant, equipment, mineral rights and reserves:
Land and mineral rights	61,285	63,026
Depreciable assets	463,518	454,351
	524,803	517,377
Less: accumulated depreciation and depletion	265,764	256,889
	259,039	260,488

Goodwill	71,706	70,909
Intangible assets, net	40,475	42,590
Investments in and advances to affiliates and joint ventures	22,402	19,056
Available-for-sale securities	10,253	14,168
Deferred income taxes	5,194	7,570
Other assets	23,499	22,748
Total noncurrent assets	432,568	437,529
Total Assets	$800,564	$799,093

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable	$56,805	$53,167
Accrued liabilities	59,753	59,308
Total current liabilities	116,558	112,475

Noncurrent liabilities:
Long-term debt	232,386	236,171
Pension liabilities	21,288	21,338
Deferred compensation	9,822	8,686
Other long-term liabilities	16,980	19,987
Total noncurrent liabilities	280,476	286,182

Shareholders' Equity:
Common stock	320	320
Additional paid in capital	91,281	95,074
Retained earnings	289,768	283,189
Accumulated other comprehensive income	28,471	28,936
	409,840	407,519
Less:
Treasury stock	6,414	8,945

Total AMCOL shareholders' equity	403,426	398,574

Noncontrolling interest	104	1,862
Total equity	403,530	400,436

Total Liabilities and Shareholders' Equity	$800,564	$799,093

* Condensed from audited financial statements.

AMCOL INTERNATIONAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)
(In thousands)

	Three Months Ended
	March 31,
	2011	2010
Cash flow from operating activities:
Net income	$12,236	$5,824
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation, depletion, and amortization	9,406	8,552
Other non-cash charges	3,220	2,008
Changes in assets and liabilities, net of effects of acquisitions:
Decrease (increase) in current assets	(18,326)	(4,185)
Decrease (increase) in noncurrent assets	(728)	(1,193)
Increase (decrease) in current liabilities	3,885	(1,674)
Increase (decrease) in noncurrent liabilities	595	(771)
Net cash provided by (used in) operating activities	10,288	8,561

Cash flow from investing activities:
Capital expenditures	(10,418)	(16,077)
Other	145	159
Net cash (used in) investing activities	(10,273)	(15,918)
Cash flow from financing activities:
Net change in outstanding debt	(3,563)	6,882
Proceeds from sales of treasury stock	2,747	1,995
Dividends	(5,658)	(5,566)
Excess tax benefits from stock-based compensation	201	22
Net cash provided by (used in) financing activities	(6,273)	3,333
Effect of foreign currency rate changes on cash	176	(258)
Net increase (decrease) in cash and cash equivalents	(6,082)	(4,282)
Cash and cash equivalents at beginning of period	27,262	27,669
Cash and cash equivalents at end of period	$21,180	$23,387

AMCOL INTERNATIONAL CORPORATION
SEGMENT RESULTS (unaudited)
YEAR-TO-DATE

	Three Months Ended March 31,
Minerals and Materials	2011		2010		2011 vs. 2010
	(Dollars in Thousands)

Net sales	$116,880	100.0%	$97,688	100.0%	$19,192	19.6%
Cost of sales	88,419	75.6%	73,478	75.2%	14,941	20.3%
Gross profit	28,461	24.4%	24,210	24.8%	4,251	17.6%
General, selling and administrative expenses	12,290	10.5%	9,904	10.1%	2,386	24.1%
Operating profit	16,171	13.9%	14,306	14.7%	1,865	13.0%

	Three Months Ended March 31,
Environmental	2011		2010		2011 vs. 2010
	(Dollars in Thousands)

Net sales	$55,333	100.0%	$38,175	100.0%	$17,158	44.9%
Cost of sales	39,277	71.0%	27,179	71.2%	12,098	44.5%
Gross profit	16,056	29.0%	10,996	28.8%	5,060	46.0%
General, selling and administrative expenses	13,773	24.9%	11,213	29.4%	2,560	22.8%
Operating profit (loss)	2,283	4.1%	(217)	-0.6%	2,500	*

* Not meaningful.

	Three Months Ended March 31,
Oilfield Services	2011		2010		2011 vs. 2010
	(Dollars in Thousands)

Net sales	$44,744	100.0%	$30,204	100.0%	$14,540	48.1%
Cost of sales	32,080	71.7%	22,190	73.5%	9,890	44.6%
Gross profit	12,664	28.3%	8,014	26.5%	4,650	58.0%
General, selling and administrative expenses	7,792	17.4%	6,786	22.5%	1,006	14.8%
Operating profit	4,872	10.9%	1,228	4.0%	3,644	296.7%

	Three Months Ended March 31,
Transportation	2011		2010		2011 vs. 2010
	(Dollars in Thousands)

Net sales	$12,674	100.0%	$12,120	100.0%	$554	4.6%
Cost of sales	11,271	88.9%	10,793	89.1%	478	4.4%
Gross profit	1,403	11.1%	1,327	10.9%	76	5.7%
General, selling and administrative expenses	938	7.4%	816	6.7%	122	15.0%
Operating profit	465	3.7%	511	4.2%	(46)	-9.0%

	Three Months Ended March 31,
Corporate	2011	2010	2011 vs. 2010
	(Dollars in Thousands)

Intersegment sales	$(7,216)	$(3,236)	$(3,980)
Intersegment costs of sales	(6,752)	(3,236)	(3,516)
Gross profit (loss)	(464)	-	(464)
General, selling and administrative expenses	4,757	5,068	(311)	-6.1%
Operating loss	(5,221)	(5,068)	(153)	3.0%

AMCOL INTERNATIONAL CORPORATION
SUPPLEMENTARY INFORMATION (unaudited)
YEAR-TO-DATE

	Three Months Ended March 31, 2011
Composition of Sales by Geographic Region	Americas	EMEA	Asia Pacific	Total

Minerals & Materials	29.9%	11.7%	10.8%	52.4%
Environmental	12.4%	10.7%	1.4%	24.5%
Oilfield Services	18.45	0.65	1.0%	20.0%
Transportation	3.1%	0.0%	0.0%	3.1%
Total - current year's period	63.8%	23.0%	13.2%	100.0%
Total from prior year's comparable period	65.2%	19.6%	15.2%	100.0%

	Three Months Ended March 31, 2011
Percentage of Revenue Growth by Component	vs.
	Three Months Ended March 31, 2010
	Base Business	Acquisitions	Currency Translation	Total

Minerals & Materials	10.2%	0.0%	0.8%	11.0%
Environmental	8.9%	0.5%	0.4%	9.8%
Oilfield Services	8.1%	0.0%	0.2%	8.3%
Transportation	-2.0%	0.0%	0.0%	-2.0%
Total	25.2%	0.5%	1.4%	27.1%
% of growth	93.2%	1.7%	5.1%	100.0%

	Three Months Ended March 31,
Minerals and Materials Product Line Sales	2011	2010	% change
	(Dollars in Thousands)

Metalcasting	$60,152	$44,340	35.7%
Specialty materials	26,021	25,808	0.8%
Pet products	15,071	16,438	-8.3%
Basic minerals	11,542	9,346	23.5%
Other product lines	4,094	1,756	133.1%
Total	116,880	97,688	19.6%

	Three Months Ended March 31,
Environmental Product Line Sales	2011	2010	% change
	(Dollars in Thousands)

Lining technologies	$21,104	$16,565	27.4%
Building materials	17,056	12,501	36.4%
Contracting services	11,230	4,214	166.5%
Drilling products	5,943	4,895	21.4%
Total	55,333	38,175	44.9%

For further information, contact:
Don Pearson
Vice President & Chief Financial Officer
847.851.1500